Exhibit 10.26

TOPBUILD CORP.

RESTRICTED STOCK AWARD AGREEMENT

TopBuild Corp. (the “Company”) hereby grants to the Grantee named below, subject to the provisions of the Amended and Restated TopBuild Corp. 2015 Long Term Stock Incentive Plan (the “Plan”) and this Restricted Stock Award Agreement (this “Award Agreement”), the following Award consisting of the number of Restricted Stock Units on the Grant Date set forth below. Capitalized terms used but not defined in this Award Agreement shall have the meanings assigned to such terms in the Plan. The terms and conditions governing this Award are set forth herein and in the Plan. Copies of the Plan and information about the Company are available online in the Company’s public filings.

1.Award.

Name of Grantee:	[[FIRSTNAME]] [[LASTNAME]]

Number of Restricted Stock Units:	[[#RSUSGRANTED]]
Each Restricted Stock Unit represents the contingent right to receive one Share upon vesting.

Grant Date:	February [[XX]], 20[[XX]]

Vesting Dates:

This Award will vest in three annual installments of thirty-three percent (33%) on or about the first and second anniversary of the Grant Date and thirty-four percent (34%) or about the third anniversary of the Grant Date.

2.Acceptance. This Award Agreement shall be effective upon acceptance by Grantee by signing below, which signature may be made by electronic means. The Award will be registered in Grantee’s name in book entry form promptly after acceptance. Prior to vesting, the Grantee will not be entitled to vote or receive any cash dividends.

3.Conditions to Vesting. Except as otherwise provided herein, Restricted Stock granted under this Award shall become vested and nonforfeitable on the applicable Vesting Dates set out in this Award Agreement, provided that the Grantee remains continuously employed by the Company through the Vesting Date, except that, if a Vesting Date occurs on a day in which the NYSE is not open, the Vesting Date shall occur on the next occurring date that the NYSE is open. As used herein, “employment” or “employed” means Grantee’s employment by the Company and its subsidiaries and does not include employment by an Affiliate which is not a subsidiary of the Company unless the Committee so determines at the time such employment commences.

4.Forfeiture. If Grantee’s employment is terminated other than due to Disability, Death, Retirement, or in connection with a Change in Control as set forth below, any unvested portion of the Award will be automatically forfeited to the Company. As used herein, “terminated” or “termination” means the Grantee’s employment status with the Company ends for any reason.

Restricted Stock Award Agreement

5.Exceptions to Forfeiture.

a.

Death. If Grantee’s employment with the Company ends due to Grantee’s death while the Award remains unvested, the restrictions will lapse and any remaining unvested portion of the Award will vest in full effective on the date of termination.

b.

Disability. If Grantee’s employment with the Company ends due to the Grantee’s disability while the Award remains unvested, the restrictions will lapse and any remaining unvested portion of the Award will vest in full effective on the date of termination. For purposes of this Award Agreement, “disability” means that a Grantee has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months as determined by the Company. Alternatively, the Company may deem Grantee disabled if determined to be totally disabled by the Social Security Administration.

c.

Retirement. If Grantee’s employment with the Company ends due to Grantee’s retirement while the Award remains unvested, the Award will continue to vest in the same manner as though employment had not been terminated subject to the other provisions of this Agreement and the Plan (except to the extent superseded by the Executive Severance Agreement, if applicable). For purposes of this Award Agreement, “retirement” means: (i) Grantee’s attainment of age sixty-two; (ii) Grantee has achieved at least seven (7) years of employment as a full time employee of the Company in any role, including all periods of employment  whether or not contiguous, and any period during which Grantee was employed by an acquired company to the extent such period of employment was recognized at the time of the acquisition; and (iii) Grantee provides not less than six (6) months’ irrevocable notice of Grantee’s intent to resign employment on or after attaining age 62.

d.	Change in Control. Except to the extent superseded by the Executive Severance Agreement, with respect to this Award and each other then-outstanding Award that Grantee holds, the following shall apply:
i.

The Committee shall have the full and final authority to determine whether an Award shall be considered assumed or substituted and, without limiting the foregoing, an Award which remains subject to substantially the same terms and conditions that were applicable to the Award immediately prior to the Change in Control but which confers the right to receive common stock of the acquiring entity may be considered assumed or substituted for hereunder.

1.

Assumed or Substituted. If this Award is assumed or substituted in connection with a Change in Control, in the event of a termination of employment with the Company or an Affiliate without CIC Cause (as defined below) during the 12-month period immediately following such Change in Control, on the date of such termination (1) such Award shall become fully vested and, if applicable, exercisable, (2) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (3) any performance conditions imposed with respect to any such

Restricted Stock Award Agreement

Award shall be deemed to be achieved at the actual level of performance at the time of the termination, or, if not determinable, at the applicable target level of performance.

2.

Not Assumed or Substituted. If this Award is not assumed or substituted in connection with a Change in Control, immediately prior to the occurrence of the Change in Control, (1) such Award shall become fully vested and, if applicable, exercisable, (2) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (3) any performance conditions imposed with respect to the Award shall be deemed to be achieved at the actual level of performance at the time of the Change in Control, or, if not determinable, at the applicable target level of performance.

ii.

Solely for purposes of the forgoing provisions governing treatment of Awards following a Change in Control, “CIC Cause” shall mean (x) Grantee’s willful and continued failure (other than any such failure resulting from disability) to perform substantially the duties and responsibilities of Grantee’s position with the Company after a written demand for substantial performance is delivered, which demand specifically identifies the manner in which the Company believes that Grantee has not substantially performed such duties or responsibilities; (y) Grantee’s conviction by a court of competent jurisdiction for felony criminal conduct; or (z) Grantee’s willfully engaging in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise.

6.Post-Employment Forfeiture. Notwithstanding the foregoing, if at any time following termination of employment Grantee engages in an activity which in the sole judgment of the Committee is detrimental to the interests of the Company or an Affiliate, any unvested portion of the Award will be forfeited to the Company. Grantee acknowledges that such activity includes, but is not limited to, “Business Activities” and “Prohibited Capacity” (as defined below).

7.Non-Competition. In addition to any other restrictive covenant agreement that Grantee may have executed during employment, and in consideration for the Award, and regardless of whether restrictions on shares subject to the Award have lapsed, while Grantee is employed or retained as a consultant by the Company or an Affiliate and for the longer of (i) the amount of time the Award(s) remain outstanding; or (ii) one year following any termination of employment or, if applicable, any consulting relationship with the Company, other than a termination in connection with a Change in Control (as defined in the Plan, the Executive Severance Agreement, or an applicable Change in Control Severance Agreement), Grantee agrees not to engage in, and not to become associated in a “Prohibited Capacity” (as defined below) with any other entity engaged in any Business Activities; and not to encourage or assist others in encouraging any employee of the Company or an Affiliate to terminate employment or to become engaged in any such Prohibited Capacity with an entity engaged in any Business Activities.

a.

“Business Activities” means the design, development, manufacture, sale, marketing or servicing of any product or providing of services competitive with the products or services of the Company or Affiliate offered, performed, developed, or acquired at any time Grantee was employed by or consulting with

Restricted Stock Award Agreement

the Company to the extent such competitive products or services are distributed or provided either (i) in the same geographic area as are such products or services of the Company or any of its subsidiaries, or (ii) to any of the same class of customers as such products or services of the Company or any of its subsidiaries are distributed or provided.

b.

“Prohibited Capacity” means being associated with an entity as an employee, consultant, investor or in another capacity where (i) confidential business information of the Company or Affiliates could be used in fulfilling duties or responsibilities with such other entity, (ii) duties or responsibilities are similar to or include any of those Grantee had while employed or retained as a consultant by the Company or Affiliate, or (iii) an investment by Grantee in such other entity represents more than 1% of such other entity’s capital stock, partnership or other ownership interests.

8.Remedies. Grantee agrees that a breach of Paragraph 6 or 7, independent of any equitable or legal remedies that the Company may have and without limiting the Company’s right to any other equitable or legal remedies, will result in Grantee’s obligation to pay to the Company in cash immediately upon the demand of the Company (a) the amount of income realized for income tax purposes from this Award, net of all federal, state and other taxes payable on the amount of such income, but only to the extent such income is realized from restrictions lapsing on Restricted Stock on or after termination of employment or, if applicable, any consulting relationship with the Company or Affiliate, plus (b) all costs and expenses of the Company in any effort to enforce its rights under Paragraphs 6, 7, or 8. The Company shall have the right to set off or withhold any amount owed to Grantee by the Company or Affiliates for any amount owed to the Company by Grantee hereunder.

9.Incorporation of the Dispute Resolution Policy. The Plan delegates the authority to settle disputes to the Committee. Grantee agrees that if a claim is asserted against the Company, its Affiliates, or any officer, employee or agent of the foregoing (other than a claim involving non-competition restrictions or the Company’s trade secrets, confidential information, or intellectual property rights) which (a) are within the scope of the Company’s Dispute Resolution Policy (the terms of which are incorporated herein, as it shall be amended from time to time); (b) subverts the provisions of the Plan; or (c) involves any of the provisions of the Award Agreement, the Plan, or the provisions of any other awards, options, or other agreements relating to Company Common Stock or Grantee’s personal claims or claims made by any persons to the benefits thereof, in order to provide a more speedy and economical resolution, the Dispute Resolution Policy shall be the sole and exclusive remedy to resolve all disputes, claims or controversies which are set forth above, except as otherwise agreed in writing by the parties. It is our mutual intention that any arbitration award entered under the Dispute Resolution Policy will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the provisions of the Dispute Resolution Policy, however, the parties specifically agree that any mediation or arbitration required by this paragraph shall take place in Daytona Beach, Florida. The provisions of this paragraph: (i) shall survive the termination or expiration of this Agreement (ii) shall be binding upon the Company’s and Grantee’s successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim based upon the Award Agreement, (iii) shall supersede the provisions of any prior agreement between Grantee and the Company with respect to any of the Company’s option, restricted stock, or other stock-based incentive plans to the extent the provisions of such other agreement requires arbitration between the parties, and (iv) may not be modified without the consent of the Company. Subject to the exception set forth above, Grantee and the Company acknowledge that no person asserting a claim described above has the right

Restricted Stock Award Agreement

to resort to any federal, state, or local court or administrative agency concerning any such claim and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute.

10.No Right to Continued Employment. Acceptance of the Award does not imply any commitment by the Company to continue Grantee’s employment or consulting relationship. Grantee’s employment status is that of an employee-at-will. The employing Company or Affiliate has a continuing right with or without Cause, as defined in 12a below, (unless otherwise specifically agreed to in writing executed by Grantee and the Company) to terminate employment or other relationship at any time.

11.Tax Responsibilities. Grantee agrees to comply with the requirements of applicable federal and other laws with respect to withholding or providing for the payment of required taxes. Grantee also agrees to promptly provide the Company with information with respect to shares acquired pursuant to the Award when requested.

12.Clawback Policy. Grantee agrees that in the event that either (i) the Company has a material restatement of its financial statements, other than as a result of changes to accounting rules and regulations or (ii) employment is terminated as a result of Grantee having engaged in Covered Conduct, the Committee shall have the discretion at any time (notwithstanding any expiration of the Plan or of the rights or obligations otherwise arising under an Award) to require Grantee (whether or not Grantee is then an employee, consultant, or director of the Company) to return some or all of the Proceeds from Subject Awards and may require Grantee to waive, forfeit, and surrender to the Company Grantee’s rights with respect to all or a portion of Grantee’s Awards which have not yet vested or become exercisable (or have not been exercised). The preceding sentence sets forth the Company’s “Clawback Policy.” Grantee acknowledges that the Clawback Policy shall be interpreted and administered by the Committee in its sole discretion. As used herein,

a.	“Covered Conduct” means conduct that constitutes Cause. “Cause” means any of the following, as determined in the good faith, reasonable judgment of the Company:
i.	Grantee’s failure or refusal to perform Grantee’s duties or comply with reasonable directions of Company’s leadership;
ii.

Grantee’s commission of (1) any felony or (2) any misdemeanor that brings the Company into public disrepute, scandal, contempt or ridicule or that shocks, insults or offends a substantial portion or group of the community or reflects unfavorably on the Company or its officers, managers, or affiliates;

iii.	theft, embezzlement, dishonesty, fraud, or other willful misconduct by the Grantee;
iv.	the material violation by the Grantee of any lawful written policy of the Company, including, without limitation, any policy regarding employment discrimination or sexual harassment.
b.

“Subject Awards” means Awards granted under the Plan and incentive compensation awards granted under any other plan, program, or agreement, in each case to the extent such awards are granted or became vested during the

Restricted Stock Award Agreement

three year period preceding the restatement of financial statements or latest date on which Grantee engaged in Covered Conduct (as applicable).

c.

“Proceeds” means Shares or cash received pursuant to the vesting or exercise of a Subject Award (or, in the event that such Shares have been disposed of, cash in an amount equal to the Fair Market Value of the Shares on the date of vesting, exercise or disposition, as determined by the Company); Proceeds with respect to options shall be determined net of the applicable exercise price.

13.Governing Law. This Award Agreement shall be governed by and interpreted in accordance with Florida law.

14.Electronic Delivery. Grantee agrees to electronic delivery of any documents that the Company may elect to deliver in connection with any Award made or offered under the Plan. Grantee has the right at any time to request that the Company deliver written copies of materials referred to above at no charge. Grantee consents to all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that an electronic signature is the same as, and shall have the same force and effect as, a manual signature. Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

* * * * * * * *

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed by its duly authorized officer as of the Grant Date.

TOPBUILD CORP

By: [[NAME]]
Title: [[TITLE]]

I acknowledge that I have received a copy of the Plan, that I have carefully reviewed the terms of this Award Agreement, and that I wish to be eligible to receive the Award. I agree to comply with the terms of this Award Agreement.

GRANTEE
[[SIGNATURE]] [[SIGNATURE_DATE]]

Print Name: [[FIRSTNAME]] [[LASTNAME]]

Restricted Stock Award Agreement